EXHIBIT 10.67
USEC Inc.
Executive Deferred Compensation Plan

USEC INC. EXECUTIVE DEFERRED COMPENSATION PLAN
     USEC Inc., a Delaware corporation (the “Company”), on behalf of itself and its participating affiliates, hereby establishes this Executive Deferred Compensation Plan (the “Plan”), effective January 1, 2008 (the “Effective Date”), for the purpose of attracting high quality executives and promoting in them increased efficiency and an interest in the successful operation of the Company. The Plan is intended to, and shall be interpreted to, comply in all respects with Code Section 409A and those provisions of ERISA (as defined below) applicable to an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees.”
     The Plan is intended to amend, restate and supersede in its entirety the USEC Inc. 401(k) Restoration Plan, originally effective January 1, 2000 (the “Prior Plan”) which has been operated in good faith compliance with Code Section 409A since January 1, 2005, as required by applicable transition rules. All existing account balances under the Prior Plan (whether or not potentially grandfathered under Code Section 409A) shall be rolled into this Plan and shall be subject to all of the terms of this Plan and Code Section 409A. Participants in the Prior Plan shall automatically become Participants in this Plan as of the Effective Date and shall make new distribution elections pursuant to the terms of this Plan in compliance with Code Section 409A transition rules.
ARTICLE I
DEFINITIONS
     1.1 “Account” or “Accounts” shall mean the bookkeeping account or accounts established under this Plan pursuant to Article 4.
     1.2 “Base Salary” shall mean a Participant’s annual base salary, excluding incentive and discretionary bonuses, commissions, reimbursements and other non-regular remuneration, received from the Employer prior to reduction for any salary deferrals under benefit plans sponsored by the Employer, including but not limited to, plans established pursuant to Code Section 125 or qualified pursuant to Code Section 401(k).
     1.3 “Beneficiary” or “Beneficiaries” shall mean the person, persons or entity designated as such pursuant to Article 7.
     1.4 “Board” shall mean the Board of Directors of Company.
     1.5 “Bonus(es)” shall mean cash amounts paid to the Participant by the Employer annually in the form of discretionary annual bonuses, or any other amounts designated by the Committee as available for deferral under this Plan, before reductions for contributions to or deferrals under any pension, deferred compensation or benefit plans sponsored by the Employer.
     1.6 “Change in Control” shall mean the following, and shall be deemed to have occurred if any of the following events shall have occurred:

USEC INC. EXECUTIVE DEFERRED COMPENSATION PLAN
          (a) any “Person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act or Persons acting as a group (other than (A) the Company, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, and (C) any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of Shares), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company by reason of having acquired such securities during the 12-month period ending on the date of the most recent acquisition (not including any securities acquired directly from the Company or its affiliates) representing thirty percent (30%) or more of the total voting power of the Company’s then outstanding voting securities;
          (b) the majority of members of the Company’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors before the date of the appointment;
          (c) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, resulting in a change described in (a), (b), (d) or (e) of this definition, other than (i) a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) more than sixty percent (60%) of the total voting power of the voting securities of the Company or such surviving or parent entity outstanding immediately after such merger or consolidation or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person, directly or indirectly, acquired forty percent (40%) or more of the total voting power of the Company’s then outstanding securities (not including any securities acquired directly from the Company or its affiliates);
          (d) a complete liquidation of the Company involving the sale to any Person or group of at least forty percent (40%) of the total gross fair market value of all of the assets of the Company immediately before the liquidation; or
          (e) the sale or disposition by the Company to any Person or group of all or substantially all of the Company’s assets, but in no event less than forty percent (40%) of the total gross fair market value of all of the assets of the Company immediately before such sale or disposition (or any transaction having a similar effect), other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least sixty percent (60%) of the total voting power of the voting securities of which is owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.
Notwithstanding the foregoing, no event shall constitute a Change of Control for purposes of this Plan if it is not “a change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation” within the meaning of Code Section 409A.

USEC INC. EXECUTIVE DEFERRED COMPENSATION PLAN
     1.7 “Code” shall mean the Internal Revenue Code of 1986, as amended, as interpreted by Treasury regulations and applicable authorities promulgated thereunder.
     1.8 “Committee” shall mean the person or persons appointed by the Board to administer the Plan in accordance with Article 8.
     1.9 “Company Contributions” shall mean the contributions made by the Employer pursuant to Section 3.2.
     1.10 “Company Contribution Account” shall mean the Account maintained for the benefit of the Participant which is credited with Company Contributions pursuant to Section 4.2.
     1.11 “Compensation” shall mean all amounts eligible for deferral for a particular Plan Year under Section 3.1(a).
     1.12 “Crediting Rate” shall mean the notional gains and losses credited on the Participant’s Account balance which are based on the Participant’s choice among the investment alternatives made available by the Committee pursuant to Section 3.3 of the Plan.
     1.13 “Deferral Account” shall mean the Accounts maintained for each Participant which are credited with Participant deferrals pursuant to Section 4.1.
     1.14 “Disability” shall mean either (i) a medically determinable physical or mental impairment of the Participant that can be expected to result in death or can be expected to last for a continuous period of at least twelve (12) months that would qualify as a disability under the Employer’s then current long-term disability plan; provided the Participant has been receiving income replacement benefits under such an accident and health plan maintained by the Employer for no less than three (3) months, or (ii) any other definition of “disability” that satisfies the requirements of Code Section 409A(a)(2)(C) and Treasury Regulation Section 1.409A-3(i)(4), if such other definition results in an earlier determination of disability. The Committee may require that the Participant submit evidence of such qualification for disability benefits in order to determine that the Participant is disabled under this Plan.
     1.15 “Distributable Amount” shall mean the vested balance in the applicable Account as determined under Article 4.
     1.16 “Eligible Employee” shall mean a highly compensated or management level employee of the Company, or a Participating Affiliate, selected by the Committee to be eligible to participate in the Plan.
     1.17 “Employer” shall mean the Company or Participating Affiliate which is the legal employer of the Participant.
     1.18 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, including Department of Labor and Treasury regulations and applicable authorities promulgated thereunder.

USEC INC. EXECUTIVE DEFERRED COMPENSATION PLAN
     1.19 “Financial Hardship” shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, a dependent (as defined in Code Section 152(a)), or a Beneficiary of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, (but shall in all events correspond to the meaning of the term “unforseeable emergency” under Code Section 409A).
     1.20 “Fund” or “Funds” shall mean one or more of the investment funds selected by the Committee pursuant to Section 3.3 of the Plan.
     1.21 “Hardship Distribution” shall mean an accelerated distribution of benefits or a reduction or cessation of current deferrals pursuant to Section 6.5 to a Participant who has suffered a Financial Hardship.
     1.22 “Participant” shall mean any Eligible Employee who becomes a Participant in this Plan in accordance with Article 2.
     1.23 “Participant Election(s)” shall mean the forms or procedures by which a Participant makes elections with respect to (1) voluntary deferrals of his/her Compensation, (2) the investment Funds which shall act as the basis for crediting of interest on Account balances, and (3) the form and timing of distributions from Accounts. Participant Elections may take the form of an electronic communication followed by appropriate confirmation according to specifications established by the Committee.
     1.24 “Participating Affiliate(s)” shall mean NAC International, United States Enrichment Corporation and such other majority owned subsidiaries of the Company as the Committee may authorize to participate in the Plan. In order to become a Participating Affiliate, such entity shall deliver to the Committee a corporate resolution evidencing adoption of the Plan by the Board of Directors of the Participating Affiliate. Each Participating Affiliate, by adopting the Plan agrees to comply with any requirements of the Committee with respect to administration of the plan, and authorizes the Committee and/or the Company to act as its agent in all transactions in which the Committee believes such agency will facilitate administration of the Plan, including amendment or termination of the Plan. A Participating Affiliate may independently terminate its participation in the Plan under the terms and conditions provided in Section 9.1.
     1.25 “Payment Date” shall mean the date on which a lump sum payment shall be made or the date on which installment payments shall commence. Unless otherwise specified, the Payment Date shall be on the date determined by the Committee during the first ninety (90) days commencing after the event triggering payout. In the case of death, the Committee shall be provided with documentation reasonably necessary to establish the fact of the Participant’s death. Where installment payments have been elected, subsequent installments shall be paid on the Payment Date determined by the Committee during the first ninety (90) days of each subsequent Plan Year. The Payment Date of a Scheduled Distribution shall be on the date determined by the Committee during the first ninety (90) days of the Plan Year in which the distribution is scheduled to commence. Notwithstanding the foregoing or any other provision of the Plan, the Payment Date for distributions to be paid pursuant to this Plan based upon a

USEC INC. EXECUTIVE DEFERRED COMPENSATION PLAN
Participant’s Termination of Employment (other than by reason of death or Disability) at a time when the Board or the Compensation Committee of the Company has determined that such Participant is a Specified Employee shall not be earlier than the date which is six (6) months and one day after the Participant’s Termination of Employment. Any payment delayed by reason of the preceding sentence shall be caught up and paid in the form of a single lump sum on the earliest date such payment is permitted without the imposition of excise taxes under Code Section 409A, as reasonably determined by the Committee.
     1.26 “Plan Year” shall mean the calendar year.
     1.27 “Qualified Plan” shall mean the USEC Savings Program or such other Section 401(k) retirement plan qualified under Section 401(a) of the Code which is sponsored by the Employer (or to which the Employer contributes) in the relevant Plan Year and is designated by the Committee to be taken into account for purposes of the calculation of Company Contributions made to this Plan.
     1.28 “Retirement” shall mean Termination of Employment after the Participant has attained age fifty-five (55) and completed at least ten (10) Years of Service.
     1.29 “Scheduled Distribution” shall mean a scheduled distribution elected by the Participant for distribution of amounts from a specified Deferral Account, including notional earnings thereon, as provided under Section 6.4.
     1.30 “Specified Employee” shall mean any person described in Section 409A(a)(2)(B)(i) of the Code and Treasury Regulation Section 1.409A-1(i) as determined from time to time by the Board or the Compensation Committee of the Company.
     1.31 “Statutory Limitations” shall mean any statutory or regulatory limitations on salary reduction (other than the applicable dollar limit under Code Section 402(g)(1)) or matching contributions to the Qualified Plan, or on compensation taken into account in calculating employer or employee contributions to the Qualified Plan.
     1.32 “Termination of Employment” shall mean the date of the cessation of the Participant’s provision of services to the Employer as such concept is defined under Code Section 409A for any reason whatsoever, whether voluntary or involuntary, including as a result of the Participant’s Retirement, death or Disability. For purpose of the preceding sentence, cessation of employment shall be interpreted consistent with the requirements of Code Section 409A to mean that the level of services provided by the Participant to the Employer in any capacity has permanently decreased to a level equal to no more than twenty percent (20%) of the average level of services performed by such Participant for the Employer during the immediately preceding thirty-six (36) month period (or the Participant’s full period of service if a lesser period). Notwithstanding the foregoing, in the event that the Participant transfers from the Employer to provide substantial services (as defined above) to another Employer having common ownership with the original Employer of at least fifty percent (50%), the Participant shall not be considered to have terminated employment for purposes of this Plan. The Committee retains the right and discretion to specify, and may specify, whether a Termination of Employment occurs for individuals providing services to the Company immediately prior to an

USEC INC. EXECUTIVE DEFERRED COMPENSATION PLAN
asset purchase transaction in which the Company or an affiliate is the seller who provides services to a buyer after and in connection with such asset purchase transaction; provided such specification is made in accordance with the requirements of Treasury Regulation Section 1.409A-1(h)(4).
     1.33 “Years of Service” shall mean the cumulative consecutive years of continuous full-time employment with the Employer (including approved leaves of absence of six (6) months or less or legally protected leaves of absence), beginning on the date the Participant first began service with the Employer, and counting each anniversary thereof.
ARTICLE II
PARTICIPATION
     An Eligible Employee shall become a Participant in the Plan by completing and submitting to the Committee the appropriate Participant Elections, including such other documentation and information as the Committee may reasonably request, during the enrollment period established by the Committee prior to the beginning of the first Plan Year in which the Eligible Employee shall be eligible to participate in the Plan.
ARTICLE III
CONTRIBUTIONS & DEFERRAL ELECTIONS
     3.1 Elections to Defer Compensation.
          (a) Form of Elections. A Participant may only elect to defer Compensation attributable to services provided after the date the election is made. Elections shall take the form of a whole percentage (less applicable payroll withholding requirements for Social Security and income taxes and employee benefit plans as determined in the sole and absolute discretion of the Committee) of between five percent (5%) and ninety percent (90%) of Base Salary, or a whole percentage or a percentage above a specified dollar amount of between five percent (5%) and one hundred percent (100%) of Bonuses specified by the Committee in the Participant Election for the applicable Plan Year.
          (b) Duration of Compensation Deferral Election. An Eligible Employee’s initial election to defer Compensation shall be made during the enrollment period established by the Committee prior to the effective date of the Participant’s commencement of participation in the Plan and shall apply only to Compensation for services performed after such deferral election is processed. A Participant may increase, decrease, terminate or recommence a deferral election with respect to Compensation for any subsequent Plan Year by filing a Participant Election during the enrollment period established by the Committee prior to the beginning of such Plan Year, which election shall be effective on the first day of the next following Plan Year. In the absence of an affirmative election by the Participant to the contrary, the deferral election for the prior Plan Year shall continue in effect for future Plan Years. After the beginning of the Plan Year, deferral elections with respect to Compensation for services performed during such Plan Year shall be irrevocable, except in the event of Financial Hardship as provided in Section 6.5.
     3.2 Company Match Makeup Contributions. The Employer shall make a Company Contribution on behalf of the Participant for each Plan Year to the extent that the Participant

USEC INC. EXECUTIVE DEFERRED COMPENSATION PLAN
makes a deferral under this Plan which shall equal (a) the maximum Employer matching contributions that would have been provided to the Participant under the Qualified Plan taking into account actual deferrals under the Qualified Plan and under this Plan for the applicable Plan Year, without regard to any Statutory Limitations had the Participant’s total compensation from the Company, including deferrals under this Plan, been included in the Participant’s includable compensation under the Qualified Plan, reduced by (b) the amount of Employer matching contributions actually credited to the Participant under the Qualified Plan for such Plan Year. The impact of Statutory Limitations on the Participant’s matching contributions under the Qualified Plan for purposes of determining Company Contributions to this Plan shall be determined by the Committee based upon reasonable estimates and shall be final and binding as of the date the Company Contribution is credited to the Participant’s Account. No subsequent adjustments shall be made to increase Company Contributions under this Plan as a result of any adjustments ultimately required under the Qualified Plan due to actual employee contributions or other factors.
     3.3 Investment Elections.
          (a) Participant Direction. At the time of entering the Plan and/or of making the deferral election under the Plan, the Participant shall designate, on a Participant Election provided by the Committee, the hypothetical investment Funds in which the Participant’s Account or Accounts shall be deemed to be invested for purposes of determining the amount of earnings and losses to be credited to each Account. The Participant may specify that all or any percentage of his or her Account or Accounts shall be deemed to be invested, in whole percentage increments, in one or more of the types of investment Funds selected as alternative investments under the Plan from time to time by the Committee pursuant to subsection (b) of this Section. A Participant may change the designation made under this Section at least monthly by filing a revised election, on a Participant Election provided by the Committee. During payout, the Participant’s Account shall continue to be credited at the Crediting Rate selected by the Participant from among the investment alternatives or rates made available by the Committee for such purpose until all amounts have been distributed from the Account. If a Participant fails to make an investment election under this Section for a particular Account, such Account shall be invested in the default investment Fund selected by the Committee for such purpose.
          (b) Investment Alternatives. The Committee shall select, in its sole and absolute discretion, commercially available investment Funds for the applicable Plan Year and shall communicate each of the alternative types of investment Funds to the Participant pursuant to subsection (a) of this Section. The earning or losses on each such commercially available Fund shall be used to determine the amount of earnings or losses to be credited to Participant’s Account under Article IV. The Participant’s choice among investments shall be solely for purposes of calculation of the Crediting Rate on Accounts. Neither the Company nor the Employer shall have any obligation to set aside or invest amounts as directed by the Participant and, if the Company or the Employer elects to invest amounts as directed by the Participant, the Participant shall have no more right to such investments than any other unsecured general creditor.

USEC INC. EXECUTIVE DEFERRED COMPENSATION PLAN
     3.4 Distribution Elections.
          (a) Initial Election. At the time of entering the Plan, Participants in the Prior Plan shall designate the time and form of distributions of amounts rolled over from the Prior Plan into this Plan, from among the distribution alternatives specified in Article 6. At the time of making a deferral election under the Plan, the Participant shall designate the time and form of distribution of deferrals made pursuant to such election (together with any related Company Contributions and any earnings credited on such deferrals and Company Contributions) from among the alternatives specified in Article 6.
          (b) Modification of Election. A new distribution election may be made at the time of subsequent deferral elections with respect to deferrals in Plan Years beginning after the election is made. However, a distribution election with respect to previously deferred amounts may only be changed under the terms and conditions specified by the Committee in compliance with Code Section 409A. After December 31, 2008, except as expressly provided in Article 6, no acceleration of a distribution is permitted and a subsequent election that delays payment or changes the form of payment shall be permitted if and only if all of the following requirements are met:
               (1) the new election does not take effect until at least twelve (12) months after the date on which the new election is made;
               (2) in the case of payments made on account of Termination of Employment (other than by reason of death or Disability) or a Scheduled Distribution, the new election delays payment for at least five (5) years from the date that payment would otherwise have been made, absent the new election; and
               (3) in the case of payments made according to a Scheduled Distribution, the new election is made not less than twelve (12) months before the date on which payment would have been made (or, in the case of installment payments, the first installment payment would have been made) absent the new election.
For purposes of application of the above change limitations, installment payments shall be treated as a single payment. Election changes made pursuant to this Section shall be made in accordance with rules established by the Committee, and shall comply with all requirement of Code Section 409A and applicable authorities.
ARTICLE IV
DEFERRAL ACCOUNTS
     4.1 Deferral Accounts. The Committee shall establish and maintain up to three (3) Deferral Accounts for each Participant under the Plan, one Deferral Account scheduled to be paid on Retirement and up to two Scheduled Distribution Deferral Accounts. Each Participant’s Deferral Accounts shall be further divided into separate subaccounts (“investment fund subaccounts”), each of which corresponds to a Fund elected by the Participant pursuant to Section 3.3. A Participant’s Deferral Account shall be credited as follows:

USEC INC. EXECUTIVE DEFERRED COMPENSATION PLAN
          (a) on or before the fifth (5th) business day after amounts are withheld and deferred from a Participant’s Compensation, the Committee shall credit the investment fund subaccounts of the Participant’s Deferral Account with an amount equal to Compensation deferred by the Participant in accordance with the Participant’s election under Section 3.3; that is, the portion of the Participant’s deferred Compensation that the Participant has elected to be deemed to be invested in a certain type of Fund shall be credited to the investment fund subaccount to be invested in that Fund; and
          (b) each business day, each investment fund subaccount of a Participant’s Deferral Account shall be credited with earnings or losses in an amount equal to that determined by multiplying the balance credited to such investment fund subaccount as of the prior day, less any distributions valued as of the end of the prior day, by the Crediting Rate for the corresponding Fund as determined by the Committee pursuant to Section 3.3.
     4.2 Company Contribution Account. The Committee shall establish and maintain a Company Contribution Account for each Participant who is eligible for Company Contributions under the Plan. Each Participant’s Company Contribution Account shall be further divided into separate investment fund subaccounts corresponding to the Funds elected by the Participant pursuant to Section 3.3. A Participant’s Company Contribution Account shall be credited as follows:
          (a) on or before the fifth (5th) business day after a Company Contribution is made, the Employer shall credit the investment fund subaccounts of the Participant’s Company Contribution Account with an amount equal to the Company Contributions, if any, made on behalf of that Participant, that is, the proportion of the Company Contributions, if any, which the Participant has elected to be deemed to be invested in a certain investment Fund shall be credited to the investment fund subaccount to be invested in that Fund; and
          (b) each business day, each investment fund subaccount of a Participant’s Company Contribution Account shall be credited with earnings or losses in an amount equal to that determined by multiplying the balance credited to such investment fund subaccount as of the prior day, less any distributions valued as of the end of the prior day, by the Crediting Rate for the corresponding Fund as determined by the Committee pursuant to Section 3.3.
     4.3 Trust. The Employer shall be responsible for the payment of all benefits under the Plan. At its discretion, the Company may establish one or more grantor trusts for the purpose of providing for payment of benefits under the Plan. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Employer’s creditors. Benefits paid to the Participant from any such trust or trusts shall be considered paid by the Employer for purposes of meeting the obligations of the Employer under the Plan.
     4.4 Statement of Accounts. The Committee shall provide each Participant with electronic statements at least quarterly setting forth the Participant’s Account balance as of the end of each calendar quarter.

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ARTICLE V
VESTING
     5.1 Vesting of Deferral Accounts. The Participant shall be vested at all times in amounts credited to the Participant’s Deferral Accounts.
     5.2 Vesting of Company Contribution Account. Amounts credited to the Participant’s Company Contribution Account shall be vested at the same time and under the same terms and conditions applicable to the Employer matching contributions for the applicable Plan Year to the Qualified Plan, as it may be amended from time to time. As of the Effective Date of this Plan, the Qualified Plan provides for the following vesting schedule based on the Participant’s completed Years of Service:

Completed Years of Service	Percentage of Account Vested

Less than 2	0%
2 but less than 3	50%
3 or more	100%
Notwithstanding the foregoing, in the event of a Change in Control or Termination of Employment as a result of Retirement, Disability or death, regardless of the Participant’s Years of Service or the vesting provisions of the Qualified Plan, the Participant’s Company Contribution Account shall be fully vested.
ARTICLE VI
DISTRIBUTIONS
     6.1 Retirement and Disability Distributions.
          (a) Timing and Form of Distributions. Except as otherwise provided herein, in the event of a Participant’s Retirement or Disability, the Distributable Amount credited to each of the Participant’s Deferral Accounts and Company Contribution Account shall be paid to the Participant in substantially equal installments over ten (10) years commencing on the Payment Date following the Participant’s Termination of Employment, unless the Participant has made an alternative benefit election on a timely basis pursuant to Section 3.4 to receive the benefits in the form of a single lump sum or in substantially equal annual installments over up to twenty (20) years or a combination of both.
          (b) Small Benefit Exception. Notwithstanding the foregoing, if on commencement of benefits payable from an Account, the Distributable Amount from such Account is less than or equal to twenty-five thousand dollars ($25,000), the total Distributable Amount from such Account shall be paid in the form of a single lump sum distribution on the scheduled Payment Date, if and only if such acceleration is permitted under Code Section 409A without the imposition of an excise tax.
     6.2 Termination Distributions. Except as provided in Section 6.4, in the event of a Participant’s Termination of Employment other than by reason of Retirement, death or Disability, the Distributable Amount credited to the Participant’s Deferral Accounts and

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Company Contribution Account shall be paid in a single lump sum on the Payment Date following Termination of Employment.
     6.3 Distributions on Death.
          (a) Base Death Benefit. In the event of the Participant’s death prior to the complete distribution of all benefits payable from an Account, the Employer shall pay to the Participant’s Beneficiary, a benefit equal to the outstanding Distributable Amount of such Account in a single lump sum on the Payment Date following the Participant’s death.
          (b) Additional Contingent Pre-Retirement Death Benefit. In the event of the Participant’s death prior to Termination of Employment (other than by reason of such death), the Participant shall be entitled to a supplemental pre-retirement death benefit of twenty-five thousand dollars ($25,000) on the Payment Date following such Participant’s death, if and only if (i) the Participant has consented to the ownership by the Company and/or Employer of key man life insurance on his or her life, (ii) the Participant has cooperated with the Company by furnishing any and all information requested by the Committee as provided in Section 9.5, in order to facilitate the acquisition of such insurance, and (iii) the Company has been able to obtain such insurance on the life of the Participant at a reasonable market rate.
     6.4 Scheduled Distributions.
          (a) Scheduled Distribution Election. Participants shall be entitled to elect to receive a Scheduled Distribution from a Deferral Account prior to Termination of Employment. In the case of a Participant who has elected to receive a Scheduled Distribution, such Participant shall receive the Distributable Amount with respect to the specified Deferral Account established by such Scheduled Distribution election in accordance with Section 3.4 of the Plan. A Participant’s Scheduled Distribution Payment Date with respect to deferrals of Compensation for a given Plan Year shall be no earlier than two (2) years after the last day of the Plan Year in which the deferrals are credited to the Participant’s Account. The Participant may elect to receive the Scheduled Distribution in a single lump sum or substantially equal annual installments over a period of up to five (5) years. A Participant may delay and change the form of a Scheduled Distribution, provided such extension complies with the requirements of Section 3.4.
          (b) Small Benefit Exception. Notwithstanding the foregoing, if on commencement of benefits payable from a Scheduled Distribution Deferral Account the Distributable Amount from such Account is less than or equal to twenty-five thousand dollars ($25,000), the total Distributable Amount from such Account shall be paid in the form of a single lump sum distribution on the scheduled Payment Date, if and only if such acceleration is permitted under Code Section 409A without the imposition of an excise tax.
          (c) Termination of Employment. In the event of a Participant’s Termination of Employment prior to commencement of a Scheduled Distribution, the Scheduled Distributions shall be distributed in the form applicable to such Termination of Employment under Sections 6.1, 6.2 or 6.3 above. In the event of a Participant’s Termination of Employment for any reason after a Scheduled Distribution has commenced installment payments, such Scheduled

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Distribution benefits shall continue to be paid at the same time and in the same form as they would have been paid to the Participant had the Participant not had a Termination of Employment.
     6.5 Financial Hardship. Upon a finding that the Participant has suffered a Financial Hardship, subject to compliance with Code Section 409A the Committee may, at the request of the Participant, accelerate distribution of benefits or approve cancellation of current deferrals under the Plan in the amount reasonably necessary to alleviate such Financial Hardship subject to the following conditions:
          (a) the request to take a Hardship Distribution shall be made by filing a form provided by and filed with the Committee prior to the end of any calendar month;
          (b) the amount distributed pursuant to this Section with respect to a Financial Hardship shall not exceed the amount necessary to satisfy such financial emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe Financial Hardship); and
          (c) The amount determined by the Committee as a Hardship Distribution shall be paid in the form of a single lump sum distribution as soon as practicable after the end of the calendar month in which the Hardship Distribution election is made and approved by the Committee.
     6.6 Change in Control Distribution. Notwithstanding the foregoing, if a Change in Control occurs before a Participant’s Accounts have been fully distributed, the Participant shall receive an amount equal to the balance of the Participant’s Accounts, credited with notional earnings as provided in Article 4, payable in the form of a single lump sum distribution on the last day of the fifteenth (15th) month commencing after the month in which such Change in Control occurs, unless the Participant makes a timely election under Section 3.4(b) to delay commencement of a particular Account by a minimum of five (5) years and to receive the benefits at a later date in the form of a single lump sum or over a period of up to twenty (20) years.
ARTICLE VII
PAYEE DESIGNATIONS AND LIMITATIONS
     7.1 Beneficiaries.
          (a) Beneficiary Designation. The Participant shall have the right, at any time, to designate any person or persons as Beneficiary (both primary and contingent) to whom payment under the Plan shall be made in the event of the Participant’s death. The Beneficiary designation shall be effective when it is submitted to and acknowledged by the Committee during the Participant’s lifetime in the format prescribed by the Committee.
          (b) Absence of Valid Designation. If a Participant fails to designate a Beneficiary as provided above, or if every person designated as Beneficiary predeceases the

USEC INC. EXECUTIVE DEFERRED COMPENSATION PLAN
Participant or dies prior to complete distribution of the Participant’s benefits, then the Committee shall direct the distribution of such benefits to the Participant’s estate.
     7.2 Payments to Minors. In the event any amount is payable under the Plan to a minor, payment shall not be made to the minor, but instead be paid (a) to that person’s living parent(s) to act as custodian, (b) if that person’s parents are then divorced, and one parent is the sole custodial parent, to such custodial parent, to act as custodian, or (c) if no parent of that person is then living, to a custodian selected by the Committee to hold the funds for the minor under the Uniform Transfers or Gifts to Minors Act in effect in the jurisdiction in which the minor resides. If no parent is living and the Committee decides not to select another custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within sixty (60) days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor.
     7.3 Payments on Behalf of Persons Under Incapacity. In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Committee may direct that such payment be made to any person found by the Committee, in its sole judgment, to have assumed the care of such person. Any payment made pursuant to such determination shall constitute a full release and discharge of any and all liability of the Committee, the Company and the Employer under the Plan.
     7.4 Inability to Locate Payee. In the event that the Committee is unable to locate a Participant or Beneficiary within two (2) years following the scheduled Payment Date, the amount allocated to the Participant’s Deferral Account shall be forfeited. If, after such forfeiture, the Participant or Beneficiary later claims such benefit, such benefit shall be reinstated without interest or earnings.
ARTICLE VIII
ADMINISTRATION
     8.1 Committee. The Plan shall be administered by a Committee appointed by the Board, which shall have the exclusive right and full discretion (i) to appoint agents to act on its behalf, (ii) to select and establish Funds, (iii) to interpret the Plan, (iv) to decide any and all matters arising hereunder (including the right to remedy possible ambiguities, inconsistencies, or admissions), (v) to make, amend and rescind such rules as it deems necessary for the proper administration of the Plan and (vi) to make all other determinations and resolve all questions of fact necessary or advisable for the administration of the Plan, including determinations regarding eligibility for benefits payable under the Plan. All interpretations of the Committee with respect to any matter hereunder shall be final, conclusive and binding on all persons affected thereby. No member of the Committee or agent thereof shall be liable for any determination, decision, or action made in good faith with respect to the Plan. The Company will indemnify and hold harmless the members of the Committee and its agents from and against any and all liabilities, costs, and expenses incurred by such persons as a result of any act, or omission, in connection with the performance of such persons’ duties, responsibilities, and obligations under the Plan,

USEC INC. EXECUTIVE DEFERRED COMPENSATION PLAN
other than such liabilities, costs, and expenses as may result from the bad faith, willful misconduct, or criminal acts of such persons.
     8.2 Claims Procedure. Any Participant, former Participant or Beneficiary may file a written claim with the Committee setting forth the nature of the benefit claimed, the amount thereof, and the basis for claiming entitlement to such benefit. The Committee shall determine the validity of the claim and communicate a decision to the claimant promptly and, in any event, not later than ninety (90) days after the date of the claim. The claim may be deemed by the claimant to have been denied for purposes of further review described below in the event a decision is not furnished to the claimant within such ninety (90) day period. If additional information is necessary to make a determination on a claim, the claimant shall be advised of the need for such additional information within forty-five (45) days after the date of the claim. The claimant shall have up to one hundred eighty (180) days to supplement the claim information, and the claimant shall be advised of the decision on the claim within forty-five (45) days after the earlier of the date the supplemental information is supplied or the end of the one hundred eighty (180) day period. Every claim for benefits which is denied shall be denied by written notice setting forth in a manner calculated to be understood by the claimant (i) the specific reason or reasons for the denial, (ii) specific reference to any provisions of the Plan (including any internal rules, guidelines, protocols, criteria, etc.) on which the denial is based, (iii) description of any additional material or information that is necessary to process the claim, and (iv) an explanation of the procedure for further reviewing the denial of the claim and shall include an explanation of the claimant’s right to pursue legal action in the event of an adverse determination on review.
     8.3 Review Procedures. Within sixty (60) days after the receipt of a denial on a claim, a claimant or his/her authorized representative may file a written request for review of such denial. Such review shall be undertaken by the Committee and shall be a full and fair review. The claimant shall have the right to review all pertinent documents. The Committee shall issue a decision not later than sixty (60) days after receipt of a request for review from a claimant unless special circumstances, such as the need to hold a hearing, require a longer period of time, in which case a decision shall be rendered as soon as possible but not later than one hundred twenty (120) days after receipt of the claimant’s request for review. The decision on review shall be in writing and shall include specific reasons for the decision written in a manner calculated to be understood by the claimant with specific reference to any provisions of the Plan on which the decision is based and shall include an explanation of the claimant’s right to pursue legal action in the event of an adverse determination on review.
ARTICLE IX
MISCELLANEOUS
     9.1 Amendment or Termination of Plan. The Company may, at any time, direct the Committee to amend or terminate the Plan, except that no such amendment or termination may reduce a Participant’s Account balances. An Employer may at any time direct the Committee to terminate its participation in the Plan, except that no such termination may reduce a Participant’s Account balances. If the Company terminates the Plan or an Employer terminates its participation in the Plan, no further amounts shall be deferred hereunder, and amounts previously deferred or contributed to the Plan shall be fully vested and shall be paid in accordance with the

USEC INC. EXECUTIVE DEFERRED COMPENSATION PLAN
provisions of the Plan as scheduled prior to the Plan termination. Notwithstanding the foregoing, to the extent permitted under Code Section 409A and applicable authorities, the Company may, in its complete and sole discretion, accelerate distributions under the Plan in the event of a “change in ownership” or “effective control” of the Company or Employer, or a “change in ownership of a substantial portion of assets” or under such other terms and conditions as may be specifically authorized under Code Section 409A and applicable authorities.
     9.2 Unsecured General Creditor. The benefits paid under the Plan shall be paid from the general funds of the Employer, and the Participant and any Beneficiary or their heirs or successors shall be no more than unsecured general creditors of the Employer with no special or prior right to any assets of the Employer or the Company for payment of any obligations hereunder. It is the intention of the Company that this Plan be unfunded for purposes of ERISA and the Code.
     9.3 Restriction Against Assignment. The Employer shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or entity. No part of a Participant’s Accounts shall be liable for the debts, contracts, or engagements of any Participant, Beneficiary, or their successors in interest, nor shall a Participant’s Accounts be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, sell, transfer, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. No part of a Participant’s Accounts shall be subject to any right of offset against or reduction for any amount payable by the Participant or Beneficiary, whether to the Employer, the Company or any other party, under any arrangement other than under the terms of this Plan.
     9.4 Withholding. The Participant shall make appropriate arrangements with the Employer for satisfaction of any federal, state or local income tax withholding requirements, Social Security and other employee tax or other requirements applicable to the granting, crediting, vesting or payment of benefits under the Plan. There shall be deducted from each payment made under the Plan or any other Compensation payable to the Participant (or Beneficiary) all taxes which are required to be withheld by the Employer in respect to such payment or this Plan. The Employer shall have the right to reduce any payment (or other Compensation) by the amount of cash sufficient to provide the amount of said taxes.
     9.5 Protective Provisions. The Participant shall cooperate with the Company and the Employer by furnishing any and all information requested by the Committee, in order to facilitate the payment of benefits hereunder, taking such physical examinations as the Committee may deem necessary and taking such other actions as may be requested by the Committee. If the Participant refuses to so cooperate, the Company and the Employer shall have no further obligation to the Participant under the Plan. In the event of the Participant’s suicide during the first two (2) years in the Plan, or if the Participant makes any material misstatement of information or non-disclosure of medical history, then no benefits shall be payable to the Participant under the Plan, except that benefits may be payable in a reduced amount in the sole discretion of the Committee.

USEC INC. EXECUTIVE DEFERRED COMPENSATION PLAN
     9.6 Receipt or Release. Any payment made in good faith to a Participant or the Participant’s Beneficiary shall, to the extent thereof, be in full satisfaction of all claims against the Committee, its members, the Company and the Employer. The Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.
     9.7 Errors in Account Statements, Deferrals or Distributions. In the event an error is made in an Account statement, such error shall be corrected on the next statement following the date such error is discovered. In the event of an error in deferral amount, consistent with and as permitted by any correction procedures established under Code Section 409A, the error shall be corrected immediately upon discovery by, in the case of an excess deferral, distribution of the excess amount to the Participant, or, in the case of an under deferral, reduction of other compensation payable to the Participant. In the event of an error in a distribution, the over or under payment shall be corrected by payment to or collection from the Participant consistent with any correction procedures established under Code Section 409A, immediately upon the discovery of such error. In the event of an overpayment, the Employer may, at its discretion, offset other amounts payable to the Participant from the Employer (including but not limited to salary, bonuses, expense reimbursements, severance benefits or other employee compensation benefit arrangements, as allowed by law and subject to compliance with Code Section 409A) to recoup the amount of such overpayment(s).
     9.8 Employment Not Guaranteed. Nothing contained in the Plan nor any action taken hereunder shall be construed as a contract of employment or as giving any Participant any right to continue the provision of services in any capacity whatsoever to the Employer or the Company.
     9.9 Successors of the Company. The rights and obligations of the Employer under the Plan shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Employer.
     9.10 Notice. Any notice or filing required or permitted to be given to the Company or the Participant under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, in the case of the Company, to the principal office of the Company, directed to the attention of the Committee, and in the case of the Participant, to the last known address of the Participant indicated on the employment records of the Company or the Employer. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Notices to the Company may be permitted by electronic communication according to specifications established by the Committee.
     9.11 Headings. Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.
     9.12 Gender, Singular and Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

USEC INC. EXECUTIVE DEFERRED COMPENSATION PLAN
     9.13 Governing Law. The Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees” within the meaning of Sections 201, 301 and 401 of ERISA and therefore to be exempt from Parts 2, 3 and 4 of Title I of ERISA. In the event any provision of, or legal issue relating to, this Plan is not fully preempted by federal law, such issue or provision shall be governed by the laws of the State of Delaware.
     IN WITNESS WHEREOF, the Board of Directors of the Company has approved the adoption of this Plan as of the Effective Date and has caused the Plan to be executed by its duly authorized representative this 1st day of November, 2007.

USEC INC.
By:	W. Lance Wright
Title: Senior Vice President, Human Resources & Administration